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                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                              OF ICHOR CORPORATION,
                             A DELAWARE CORPORATION


     ICHOR CORPORATION (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law")

     DOES  HEREBY  CERTIFY:

     FIRST:     That  the name of the Corporation is ICHOR CORPORATION, and that the Corporation was incorporated pursuant to the General Corporation Law on September 16, 1996.

     SECOND: That on January 19, 2001, the Board of Directors duly adopted resolutions proposing to amend the Certificate of Incorporation of the Corporation and, by written consent in accordance with Section 228 of the General Corporation Law, stockholders of the Corporation holding the requisite number of shares of the Corporation consented to the resolutions setting forth the proposed amendment, which resolutions are as follows:

               RESOLVED THAT paragraph 4 of the Certificate of Incorporation of the Corporation be, and is hereby, amended to read as follows:

          "4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Eighty-Five Million (85,000,000) shares, of which Five Million (5,000,000) shares shall be preferred stock, $.01 par value, and Eighty Million (80,000,000) shares shall be common stock, $.01 par value. The preferred stock of the Corporation may be issued from time to time in one or more series. The Board of Directors is expressly authorized, in a resolution or resolutions providing for the issue of such preferred stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof and to fix the number of shares of such series.

          Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Corporation's Board of Directors may from time to time determine."

     THIRD:     That  the  said  amendment  was  duly adopted on May 21, 2001 in accordance  with  the  provisions of Section 242 of the General Corporation Law.

     IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been signed by the President of the Corporation as of May 21, 2001.


               By:  /s/ Pierre-Francois Serres
                    ---------------------------------
                    Pierre-Francois Serres, President